Exhibit 3.23

CERTIFICATE OF LIMITED PARTNERSHIP OF

W.O. PRODUCTION COMPANY, LTD.

This Certificate of Limited Partnership of W.O. Production Company, Ltd. is executed by the undersigned for the purpose of forming a limited partnership under the Texas Revised Limited Partnership Act, and the undersigned hereby makes the following statements in connection with the formation of said limited partnership:

I.

The name of the limited partnership is “W.O. Production Company, Ltd.”

II.

The mailing address of the registered office of the Partnership is P.O. Box 960, Highway 152 West, Pampa, Texas 79066-0960. The location of this registered office is on Highway 152, approximately one (1) mile west of the City Limits of Pampa, Texas. The name of the registered agent for service of process of the partnership at such address is Miles O’Loughlin.

III.

The principal office in the United States of the partnership, where records are to be kept or made available is located on Highway 152, approximately one (1) mile west of the City Limits of Pampa, Texas.

IV.

The name, mailing address and street address of the residence of the general partner are:

W.O. Energy, Inc.	P.O. Box 960	Highway 152, approximately
	Highway 152 West	one (1) mile west of the
	Pampa, Texas 79066-0960	City Limits of Pampa, Texas.

Executed this 30th day of October, 1996 by the undersigned as the general partner of said partnership.

W.O. ENERGY, INC.,General Partner

By:	/s/ Miles O’ Loughlin
Miles O’Loughlin, President